Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Michael Stick, General Counsel

Xerium Technologies, Inc.

508-532-1726

ir@xerium.com

Media: Mary T. Conway

Conway Communications

617-244-9682

mtconway@att.net

XERIUM TECHNOLOGIES ANNOUNCES DIVIDEND REINVESTMENT PLAN

AND SEVENTH CONSECUTIVE QUARTERLY CASH DIVIDEND

YOUNGSVILLE, NC, February 20, 2007 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today announced that its Board of Directors adopted a Dividend Reinvestment Plan and declared a dividend of $0.225 per share of common stock payable on March 15, 2007 to shareholders of record as of the close of business on March 5, 2007.

Under the Dividend Reinvestment Plan, registered shareholders may elect to receive all or part of the dividends on their shares of common stock in additional shares of common stock. The Plan is administered by American Stock Transfer & Trust Company. More information about the Plan and enrollment forms are available by calling American Stock Transfer & Trust Company at 866-706-0512 and through American Stock Transfer & Trust Company’s website at www.amstock.com. In order for a registered shareholder to participate in the Plan with respect to the March 15, 2007 dividend payment, American Stock Transfer & Trust Company must receive the shareholder’s enrollment form prior to the March 5, 2007 record date for that dividend.

ABOUT XERIUM TECHNOLOGIES

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, owns a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium Technologies has approximately 3,800 employees.